Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-143110

FINAL TERM SHEET
Dated September 8, 2009

CVS CAREMARK CORPORATION

Issuer:	CVS Caremark Corporation (“CVS Caremark”)

Description of Securities:	$1,500,000,000 6.125% Senior Notes due September 15, 2039 (“Notes”)

Security Type:	Senior Notes

Legal Format:	SEC Registered (Registration No. 333-143110)

Settlement Date:	September 11, 2009 (T+3)

Maturity Date:	September 15, 2039

Issue Price:	99.672% of principal amount

Coupon:	6.125%

Benchmark Treasury:	4.25% UST due May 15, 2039

Benchmark Treasury Strike:	99-19; 4.274%

Spread to Benchmark Treasury:	+187.5 basis points (1.875%)

Yield to Maturity	6.149%

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on March 15, 2010

Change of Control:
Upon the occurrence of both (i) a change of control of CVS Caremark and (ii) a downgrade of the notes below an investment grade rating by each of Fitch Ratings, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, CVS Caremark will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.  See “Description of the Notes – Change of Control” on page S-14 of the Preliminary Prospectus Supplement dated September 8, 2009.

Redemption Provisions:	Make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 30 basis points

Denominations:	$2,000 and integral multiples of $1,000 thereof

Use of Proceeds:	For general corporate purposes, including the repayment of certain corporate debt. See “Use of Proceeds” on page S-7 of the Preliminary Prospectus Supplement dated September 8, 2009.

Underwriting Discounts and Commissions:	0.875%

Joint Book-Running Managers:	Barclays Capital Inc.
Banc of America Securities LLC
BNY Mellon Capital Markets, LLC
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC

CUSIP Number:	126650BR0

Ratings*:	Baa2 / BBB+ / BBB+ (Moody’s / S&P / Fitch)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling toll-free 1-888-603-5847.